Exhibit 99.1
Enhabit Announces CFO Transition
DALLAS, TX – August 6, 2024 – Enhabit, Inc. (NYSE: EHAB), (“Enhabit” or the “Company”), a leading home health and hospice care provider, today announced that Crissy Carlisle, chief financial officer, will step down from her role as CFO.
Ms. Carlisle has agreed to facilitate a smooth transition of roles and responsibilities. Enhabit has initiated a comprehensive search to identify the Company’s next chief financial officer.
“Crissy has made important contributions to Enhabit since we became a public company just over two years ago,” said Barb Jacobsmeyer, president and CEO of Enhabit. “Her deep commitment to our employees, patients, partners and stockholders, as well as her insights and financial acumen, have contributed to the Company achieving stability across the business and positioning our organization for growth. I am grateful for Crissy’s partnership and look forward to her continued leadership as we search for her successor.”
“It has been a privilege to work alongside our leadership team and help lead Enhabit during its infancy as a public company,” said Ms. Carlisle. “I am proud of what we have accomplished together, including standing up a finance organization and enhancing and fortifying our control environment, all while delivering excellent care to our patients. Enhabit is well positioned for success and value creation. Having accomplished many of my professional goals here, I believe now is the right time to take on a new challenge. I look forward to supporting a seamless transition.”
In a separate release today, Enhabit reported financial results for the second quarter ended June 30, 2024. The Company will hold a conference call at 10:00 a.m. EDT tomorrow to discuss its second quarter 2024 results.
About Enhabit Home Health & Hospice
Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit's team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 256 home health locations and 112 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.
Media contact
Erin Volbeda
media@ehab.com
972-338-5141
Investor relations contact
investorrelations@ehab.com
469-860-6061